Exhibit 99.1

PRESS RELEASE

Contact: Diana Vincent

(408) 558-8500

ZILOG, INC. ANNOUNCES

CLOSING OF A PUBLIC OFFERING

SAN JOSE, Calif., March 18, 2004—ZiLOG, Inc. (NASDAQ: ZILG), a global supplier of 8-bit micrologic semiconductor devices, today announced that it has closed a public offering of its common stock. As previously announced, the public offering was priced at $12.50 per share, before underwriting discounts and commissions. The offering consisted of 4,000,000 shares of common stock, of which 2,000,000 were newly issued shares offered by the Company and 2,000,000 were existing shares offered by selling shareholders. In addition, the Company has granted the underwriters an option to purchase from the Company up to an additional 600,000 shares of common stock to cover over-allotments, if any.

SG Cowen Securities Corporation and C.E. Unterberg, Towbin acted as representatives of the underwriters.

The offering of these securities is made only by means of a prospectus, which may be obtained by writing or calling the prospectus departments of either SG Cowen Securities Corporation, at 1221 Avenue of the Americas, New York, New York 10020, (212) 278-6000, or C.E. Unterberg, Towbin, at 10 East Street, New York, New York 10022, (212) 389-8000.

A registration statement relating to these securities was filed with the Securities and Exchange Commission and declared effective by the SEC on March 11, 2004. The public offering is made by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.